                                                                      EXHIBIT 12


                            Atmos Energy Corporation
                    Computation of Earnings to Fixed Charges
                                 March 31, 2002

                                                                  Three Months Ended        Six Months Ended
                                                                       March 31                 March 31
                                                               ----------------------    ----------------------
                                                                  2002         2001         2002         2001
                                                               ---------    ---------    ---------    ---------
Income from continuing operations before provision for
     income taxes per statement of income                      $  65,732    $  70,413    $  98,587    $ 106,761
Add:
     Portion of rents representative of the interest factor          983          922        1,884        1,470
     Interest on debt & amortization of debt expense              14,489        9,817       30,481       22,063
                                                               ---------    ---------    ---------    ---------
        Income as adjusted                                     $  81,204    $  81,152    $ 130,952    $ 130,294
                                                               =========    =========    =========    =========

Fixed charges:
     Interest on debt & amortization of debt expense (1)       $  14,489    $   9,817    $  30,481    $  22,063
     Capitalized interest (2)                                        331           --          703           --
     Rents                                                         2,948        2,766        5,653        4,410
     Portion of rents representative of the interest
        factor(3)                                                    983          922        1,884        1,470
                                                               ---------    ---------    ---------    ---------
        Fixed charges (1)+(2)+(3)                              $  15,803    $  10,739    $  33,068    $  23,533
                                                               =========    =========    =========    =========

Ratio of earnings to fixed charges                                  5.14         7.56         3.96         5.54